EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

PACIFIC CENTURY FINANCIAL CORPORATION

Pacific Century Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:    That a meeting of the board of directors of said corporation duly held on December 14, 2001, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that subject to requisite approval of the Corporation’s shareholders, the name of the Corporation be changed to “Bank of Hawaii Corporation,” and that the Corporation’s Certificate of Incorporation be amended so as to accomplish such change wherever the name of the Corporation appears therein, including without limitation Article I therefore, which shall be amended to read as follows:

“Article I

Name

The name of this corporation (“the Corporation”) is

BANK OF HAWAII CORPORATION.”

SECOND:    That at the annual meeting of the stockholders of said corporation duly called and held on April 26, 2002, the proposed amendment was duly approved by the stockholders of said corporation.

THIRD:    That said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Pacific Century Financial Corporation has caused this Certificate to be executed by its Secretary this 26th day of April, 2002.

PACIFIC CENTURY FINANCIAL CORPORATION

By:	/s/ Cori C. Weston
Cori C. Weston
Senior Vice President and Corporate Secretary